EXHIBIT (c)(4)







                               Presentation to:



                               THE SPECIAL COMMITTEE OF
                               AVIS GROUP HOLDINGS INC.




                               September 14, 2000







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TABLE OF CONTENTS
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I.       INTRODUCTION



II.      TRANSACTION RATIONALE



III.     VALUATION PERSPECTIVE









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INTRODUCTION: TRANSACTION OVERVIEW
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o        $29.00 per share


o        All cash offer


o        Meaningful premium to historical and projected trading values


o        No financing contingencies


o        Certainty of closure




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TRANSACTION RATIONALE
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o  Royalty  paid to  Cendant  viewed  by  analysts  and  investors  as  reducing stand-alone value of Avis car rental business. Royalty is viewed as either:

   -- A 4+ point cost disadvantage

   -- Equivalent to nearly $1 billion in debt

o Lack of investment grade access to capital is increasing competitive disadvantage in corporate fleet

o Cendant's liquid stock ownership position perceived as "overhang" on Avis' stock price

o Avis management believes the Cendant relationship hampers Avis' strategic flexibility:

   -- Cendant approval required for change of control of Avis under the trademark license

   -- Cendant owns Wizcom systems (~$50 million annual payment to Cendant)

   -- Cendant owns rights to use Avis trademark in businesses outside of car rental

o These factors make strategic consolidation in the travel industry harder for Avis to pursue

o  Cendant is the logical buyer of Avis:

   -- Reunites the Avis name, Wizcom and related technology with the business operations

   -- Reflects the evolution of the respective businesses of Avis and Cendant since the time of the Avis IPO

   -- Creates a more efficient operating and financing structure

   -- Cendant has no interest in selling its existing investment in Avis or in transferring Avis' rights to the name and technology to any third party



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VALUATION PERSPECTIVE
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CENDANT'S  OFFER  REPRESENTS A MEANINGFUL  PREMIUM TO THE TRADING LEVELS OF AVIS
PRIOR TO THE OFFER.

PREMIUM TO HISTORICAL TRADING PRICES
                                                             $29 Offer
                                                  Avis        Premium
                                                  Data      to Avis Data
Prior to Announcement:                            ------    ------------

     1 Month (7/14/00)                            $23.56         23%
     1 Week (8/8/00)                               23.19         25%
     1 Day (8/14/00)                               25.50         14%

Initial Mgmt Meeting w/Avis (7/11/00)              21.75         33%

52 Week High (12/31/99) (1)                        25.56         13%
52 Week Low (3/7/00) (1)                           13.38        117%

Day Prior to Repurchase Announcement (8/9/00)      23.75         22%



----------------------------
(1)  52 week high/low as of 8/14/00.




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VALUATION PERSPECTIVE
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COMPARABLE COMPANY ANALYSIS

($ in millions, except per share information)


                                Cendant
                               Offer For
                                Avis (1)   Hertz (2)  Budget(3)  Dollar    ANC (4)
                               ----------  ---------  ---------  ------    -------

Ticker                            AVI       HRZ       BD        DTG       ANCX
Price as of 9/13/00              $29.00    $24.94     $4.00     $18.94    $6.38     Peer Group
52 Week High                      25.56     51.75     10.44      24.25     8.00       Median
52 Week Low                       13.38     24.81      3.19      11.38     4.38     (ex. Avis)
Market Capitalization (6)           909     2,686       149        465      288     ----------
Total Debt/Total Capital           86.6%     81.0%     83.8%      82.7%    85.5%         83.2

Earnings Estimates:
     LTM EPS                      $2.82     $3.32     $0.07      $2.98   ($1.32)
     2000E EPS (5)                 3.13      3.27      0.50       3.09     1.17
     2001E EPS (5)                 3.98      3.42      0.69       3.35     1.57

Price as a Multiple of:
     LTM EPS                      10.3x      7.5x        NM       6.4x       NM          6.9x
     2000E EPS                     9.3x      7.6x      8.0x       6.1x     5.4x          6.9x
     2001E EPS                     7.3x      7.3x      5.8x       5.7x     4.1x          5.7x

No. of Analysts Covering             10        10        7          7        1


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*    All  information  at or for the last twelve  months  ended  6/30/00  unless otherwise noted. Market prices as of 9/13/00.
(1) Pricing multiples based off Cendant's offer for Avis of $29/share; 52-week high/low as of 8/14/00.
(2)  Hertz is owned 80% by Ford Motor Company.
(3)  Excludes one-time pre-tax restructuring charge of $105.4 million.
(4) Excludes one-time pre-tax restructuring charges of $40.5 million for the 4th quarter of 1999 and $5.5 million for the first two quarters of 2000.
(5) IBES estimates, except Avis which are based on Avis management press release of 9/1/00.
(6) Market Capitalization calculated using diluted shares outstanding for the latest reported quarter.



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VALUATION PERSPECTIVE
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o    On September 1, 2000, Hertz  pre-announced an expected  earnings  shortfall for the balance of 2000 and for 2001


o Consensus EPS estimates for Hertz for 2000 and 2001 were reduced by 6.9% and 9.7% respectively


o As a result, several equity research analysts lowered recommendations and/or price targets for Hertz; in addition, an equity research analyst lowered Dollar Thrifty's recommendation


o Despite reaffirmation of EPS estimates for 2000 and 2001 by several management teams and equity analysts, prices for most of the rental car companies have declined


o Avis' stock price, however, has remained steady due to the current Cendant offer





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VALUATION PERSPECTIVE
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INVESTORS  HAVE  VIEWED  THE  HERTZ   PRE-ANNOUNCEMENT   AS  HAVING  SECTOR-WIDE
IMPLICATIONS. COMPARABLE COMPANIES' STOCK PRICES HAVE FALLEN BETWEEN 9% AND 19%.

STOCK PRICE PERFORMANCE SINCE AUG 31, 2000 (1)

[Line Graph regarding indexed stock price performance for Avis, ANC, Budget, Dollar and Hertz, for the time period beginning on 8/31/00 and ending on 9/14/00, showing Avis decreasing 0.6%, ANC decreasing 8.9%, Budget decreasing 11.1%, Hertz decreasing 18.6% and Dollar decreasing 16.3%.]

                                       Closing Prices
                                   ----------------------
                                   8/31/00        9/13/00     % Change
                                   -------        -------     --------

     Avis                          $30.75         $30.94         0.6%
     ANC                             7.00           6.38        -8.9%
     Budget                          4.50           4.00       -11.1%
     Hertz                          30.63          24.94       -18.6%
     Dollar                         22.63          18.94       -16.3%

                                   Mean (excluding Avis)       -13.7%
                                   Median (excluding Avis)     -13.7%



------------------------
Source: FactSet database.
(1) Hertz pre-announced on 9/1/00 that earnings for the remainder of 2000 and 2001 would be lower than previously expected.

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VALUATION PERSPECTIVE
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FOR 2 YEARS  PRIOR TO THE  CENDANT  OFFER,  AVIS' P/E WAS  APPROXIMATELY  65% OF
HERTZ'S FORWARD P/E.

AVIS FORWARD P/E RELATIVE TO HERTZ

[Line Graph regarding price to forward earnings ("Forward P/E") showing Avis relative to Hertz for the time period beginning on 8/14/98 and ending on 8/14/00 (one day prior to Cendant's original offer). During this time period, Avis' Forward P/E traded at a high of 82% relative to the Hertz Forward P/E, a low of 48% and a median of 65%.]


------------------------
Source:  FactSet database.



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VALUATION PERSPECTIVE
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BASED ON THE IMPLIED  VALUATIONS FROM THE RELATIVE  HISTORICAL  P/ES,  CENDANT'S
OFFER  REPRESENTS  A MORE THAN 60%  PREMIUM TO THE  IMPLIED  AVIS  SHARE  PRICE.


IMPLIED VALUATION BASED ON HISTORICAL P/E RELATIONSHIP TO HERTZ

                                                            Current   Implied   Avis       Implied      Premium of
                          Historical 1 Yr Forward P/E        Hertz     Avis     12M Fwd   Avis Price    Offer ($29)
                         Avis      Hertz     Avis/Hertz     P/E (1)   P/E       EPS(2)    per Share     to Implied
                         ----      -----     ----------     -------   -------   --------  ----------    ------------
Last Two Years
(8/14/98-8/14/00)

     Mean                9.2x      14.2x          65%         7.5x     4.9x      $3.60      $17.54            65%
     Median              9.3x      14.1x          65%         7.5x     4.9x      $3.60      $17.48            66%

Last Twelve Months
(8/14/99-8/14/00)

     Mean                7.1x      11.4x          63%         7.5x     4.7x      $3.60      $16.91            71%
     Median              6.9x      11.9x          62%         7.5x     4.7x      $3.60      $16.77            73%

Year to Date
(1/3/00-8/14/00)

     Mean                6.2x      10.0x          62%         7.5x     4.7x      $3.60      $16.88            72%
     Median              5.8x       9.2x          62%         7.5x     4.6x      $3.60      $16.72            73%

                                                                           Mean             $17.05            70%
                                                                           Median           $16.90            72%
                                                                           High             $17.54            73%
                                                                           Low              $16.72            65%



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(1)  Hertz  twelve  month  forward P/E based on stock price at 9/13/00 of $24.94 and First Call estimates of earnings per share of $1.30 and $0.51 for the 3rd and 4th quarters of 2000 and $0.50 and $1.00 for the first two quarters of 2001.
(2) Avis twelve month forward EPS estimate based on management press release of 9/1/00 with earnings per share of $1.31 and $0.30 for the 3rd and 4th quarters of 2000 and half the 2001 earnings per share of $3.98 for 2001 (quarterly estimates for 2001 not available).